EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
Black Diamond Inc.:

We consent to the incorporation by reference in Registration Statements No. 333-42600, No. 333-42604, No. 333-127686 and No. 333-79565 on Form S-8 and No. 333-171164 on Form S-3 of Black Diamond, Inc., of our report dated September 15, 2009 with respect to the consolidated balance sheet of Black Diamond Equipment, Ltd. and Subsidiaries (collectively, the Company) as of June 30, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years ended June 30, 2009 and 2008, which report appears in the December 31, 2010 annual report on Form 10-K of Black Diamond, Inc.

/s/ TANNER LLC
Salt Lake City, UT
March 11, 2011